Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G with respect to the Common Stock, par value, beneficially owned by each of them of SecureAlert, Inc., a Utah Corporation. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13G.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 1st day of August, 2011.

Borinquen Container Corporation

By:	/s/ Livette Gonzalez
Name: Livette Gonzalez
Its: President

/s/ Hector L. Gonzalez
Hector L. Gonzalez